Exhibit 14.1



                          Independent Auditors' Consent


The Board of Directors
American Government Income Portfolio, Inc.
American Government Income Fund, Inc.
American Opportunity Income Fund, Inc.:


We consent to the incorporation by reference in the registration Statement on Form N-14 (the "Registration Statement") of First American Investment Funds, Inc. (the "FAIF Funds") of each of our reports dated December 5, 1997, relating to the financial statements and financial highlights of American Government Income Portfolio, Inc., American Government Income Fund Inc. and American Opportunity Income Fund Inc. We also consent to the references to our Firm under the headings "Financial Statements" and "Service Providers for Piper Funds and Fixed Income Fund" in the Registration Statement.



                                             /s/ KPMG Peat Marwick LLP
                                             KPMG Peat Marwick LLP


Minneapolis, Minnesota
May 14, 1998